Exhibit 10.1

SECURED PROMISSORY NOTE

March 18, 2011
Naples, Florida

FOR VALUE RECEIVED, Cardo Medical, Inc., a Delaware corporation, and Cardo Medical, LLC, a Delaware limited liability company (collectively, “Maker”), jointly and severally promise to pay Arthrex, Inc., a Delaware corporation (“Payee”), the principal amount outstanding from time to time on this Note on the Maturity Date (as hereinafter defined). Interest on the unpaid principal amount hereof shall accrue from the date of each advance hereunder at a rate per annum equal to six percent (6%); provided that after the occurrence of an Event of Default (as defined below), interest on all outstanding unpaid amounts evidenced by this Note shall accrue at a rate per annum equal to twelve percent (12%); provided, further, that interest on the Deposit (as defined below) shall only accrue from the date hereof. Notwithstanding any other provision contained in this Note, the aggregate annual interest rate charged hereunder (including all charges and fees deemed to be interest pursuant to applicable law) shall not exceed the maximum annual rate permitted by applicable law. For purposes of this Note, the “Maturity Date” shall mean the earlier of (i) the closing of the transactions contemplated by that certain Asset Purchase Agreement dated as of January 24, 2011 by and between Maker and Payee (the “Purchase Agreement”), (ii) the fifth (5th) day following the termination of the Purchase Agreement pursuant to its terms and (iii) the End Date (as defined in the Purchase Agreement).

Payee has made an initial loan to Maker in the amount of $250,000 on January 24, 2011 as a deposit towards the Purchase Price under the Purchase Agreement (the “Deposit”). In addition, Payee will, (a) subject to the satisfaction of the condition described in this paragraph, make a second loan to Maker in the amount of the Brooks Payoff Amount and the Brien Payoff Amount (the “Second Loan”) and (b) make additional advances within two (2) business days of written request of Maker; provided that in no event shall the aggregate principal amount loaned under this Note at any time exceed $1,250,000. Further, any principal amounts that have been repaid by Payee shall not be re-borrowed under this Note. All loan proceeds shall be used by Maker for ordinary course working capital needs of Maker’s Reconstructive business only; provided, that the proceeds from the Second Loan shall be used by Maker solely to pay-off and fully satisfy all amounts owed pursuant to that certain Secured Promissory Note dated November 2, 2010 (“Brooks Note”) between Jon Brooks (“Brooks”) and Cardo Medical, Inc. and that certain Secured Promissory Note dated November 4, 2010 (“Brien Note”) between Earl Brien, M.D. (“Brien”) and Cardo Medical, Inc.; and to fully satisfy and extinguish all liens, claims, security interests, encumbrances and other obligations pursuant to the Brooks Note and that certain Security Agreement dated November 2, 2010 between Brooks and Cardo Medical, Inc. (“Brooks Security Agreement”) and the Brien Note and that certain Security Agreement dated November 4, 2010 between Brien and Cardo Medical, Inc. (“Brien Security Agreement”). As a condition to Payee’s making of the Second Loan, Maker shall deliver a payoff and release letter from each of Brooks and Brien, in each case in form and substance reasonably acceptable to Payee, that (i) reflects the amounts required in order to pay in full the indebtedness owed under the Brooks Note (the “Brooks Payoff Amount”) and the indebtedness owed under the Brien Note (the “Brien Payoff Amount”) and (ii) provides that, upon payment in full of the Brooks Payoff Amount and the Brien Payoff Amount, as the case may be, all liens, claims, security interests, encumbrances and other obligations under the Brooks Note and Brooks Security Agreement and the Brien Note and Brien Security Agreement, as the case may be, shall be terminated and of no further force or effect, together with UCC-3 termination statements with respect to the financing statements filed by Brooks or Brien against the assets and properties of Maker.

This Note may be paid by Maker, in whole or in part, at any time prior to the date set forth for payment herein, without premium or penalty.

All payments under this Note shall be payable in United States dollars and shall be made to Payee at such place as the holder hereof may from time to time direct in writing. All payments made by Maker hereunder shall be applied (i) first to reimburse Payee for any costs or expenses incurred by Payee in connection with the enforcement of any of its rights under this Note, then (ii) to interest accrued through the date of such payment, and then (iii) in satisfaction of outstanding principal. All proceeds from the sale of Maker’s Spine division (“Spine Proceeds”) shall first be paid by Maker to Payee in satisfaction of the amounts owed under this Note in the manner described in this paragraph until all such amounts have been satisfied. In connection with a bona fide third-party sale of Maker’s Spine division, Payee shall execute such payoff letters and other documents are reasonably requested by Maker to evidence the release of the assets of the Spine division upon payment of the Spine Proceeds in the manner described in this paragraph, so long as either (x) all amounts owed under this Note will have been satisfied upon payment of the Spine Proceeds or (y) all Spine Proceeds will have been paid by Maker to Payee as described above.

To secure its obligations under this Note, Maker hereby grants, pledges and assigns to Payee a security interest in any and all assets (including the Acquired Assets, as defined in the Purchase Agreement), goods, inventories, properties and business of Maker, either tangible, intangible, real, personal, mixed, whether now owned or hereafter acquired and wherever located, together with all proceeds or products thereof including, without limitation, all leasehold interests, all payments under insurance (whether or not Payee is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage or otherwise with respect thereto, together with all substitutions, replacements, additions and accessions therefor or thereto (collectively, the “Collateral”), which security interest shall rank senior to and have priority over those held by all other creditors of Maker, including but not limited to Earl Brien, M.D., an individual, and Jon Brooks, an individual. Maker consents and agrees that Payee may file one or more financing statements as necessary to evidence or perfect the security interest in the Collateral granted hereby.

Each of the following shall constitute an event of default (“Event of Default”) under this Note: (i) Maker fails to make any payment when due under this Note, which payment remains unpaid after three (3) business days following the date due, (ii) Maker fails to observe any covenant when due under this Note, which failure, if curable, remains uncured after ten (10) business days following written notice thereof; (ii) the appointment of a receiver for any part of Maker’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Maker (provided that in any involuntary bankruptcy or insolvency proceeding, that such proceeding is not dismissed or discharged within 30 days of the initiation of such proceeding); (iii) commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Maker or by any governmental agency against any collateral securing the loan; or (iv) a material adverse change occurs in Maker’s financial condition. Upon an Event of Default, Payee may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due and payable without notice, demand or presentment.

Maker hereby waives presentment for payment, protest and demand, notice of protest, demand and/or dishonor, and any other notice otherwise required to be given under law, which may be lawfully waived, in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note. Maker expressly agrees that this Note may be extended or subordinated, by forbearance or otherwise, from time to time, without in any way affecting the liability of Maker. No consent or waiver by Payee with respect to any action or failure to act which without such consent or waiver would constitute a breach of any provision of this Note shall be valid and binding unless in writing signed by Payee.

Maker shall pay Payee all costs and expenses incurred by Payee in connection with the collection of this Note, or the enforcement of Payee’s rights hereunder, including court costs and reasonable attorneys’ fees and legal costs, unless prohibited by law.

Every provision of this Note is intended to be severable. If any clause, phrase, provision or portion of this Note or the application thereof is determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, the remaining clauses, phrases, provisions and portions of this Note shall not be affected or impaired thereby, but each remaining clause, phrase, provision and portion shall be valid and be enforced to the fullest extent permitted by law.

No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege.

This Note will be governed by the laws of the State of Florida without regard to conflicts of laws principles.

This Note shall be enforced in any Florida state court or federal court sitting in the State of Florida; and Maker and Payee consent to the jurisdiction and venue of any such court and waives any argument that venue in such forum is not convenient. In the event Maker commences any action in another jurisdiction or venue under any tort or contract theory arising directly or indirectly from the relationship created by this Note, or alleging any breach of this Note, Payee at its option is entitled to have the case transferred to one of the jurisdictions and venues described above, or if such transfer cannot be accomplished under applicable law, to have such case dismissed without prejudice. Maker agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

MAKER AND PAYEE HEREBY EACH EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS NOTE OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED IN CONNECTION WITH THIS NOTE, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker.

• * * *IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

CARDO MEDICAL, INC.

By: /s/ Michael Kvitnitsky
Name: Michael Kvitnitsky
Title: President

CARDO MEDICAL, LLC

By: /s/ Michael Kvitnitsky
Name: Michael Kvitnitsky
Title: President